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American
Stock Exchange
                                                               Listing Form 1
86 Trinity Place                                               Listing Agreement
New York, New York 10006-1881

================================================================================
                                                                    EXHIBIT 99.2


FIRSTFED AMERICA BANCORP, INC. (the "Company"), in consideration of the listing
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of its securities, hereby agrees with the American Stock Exchange, Inc. (the
"Exchange"), that it will:

  (1) Comply with all Exchange rules, policies and procedures which apply to listed companies as they are now in effect and as they may be amended from time to time, regardless of whether the company's organization documents would allow for a different result.

  (2) Notify the Exchange, at least 20 days in advance, of any change in the form or nature of any listed security or in the rights, benefits and privileges of the holders of such security.

  (3) File with the Exchange (i) proposed amendments to and certified copies of the Certificate of Incorporation; By-Laws or other similar organization documents; (ii) all SEC filings; and (iii) all material sent to shareholders or released to the press.

  I am an officer of the Company, authorized to sign this agreement on the Company's behalf.



                                        By: /s/ Robert F. Stoico
                                        ----------------------------------------

Dated: October 17, 1996                 Robert F. Stoico,
       ----------------                 President and Chief Executive Officer
                                        ----------------------------------------
                                             (Please print name and title
                                                     below signature)





AMEX